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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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                                                                    EXHIBIT 99.2





                              SANDERSON FARMS, INC.

                            MODERATOR: JOE SANDERSON
                                DECEMBER 9, 2003
                                   10:00 AM CT


Operator:           Good day everyone and welcome to the Sanderson Farms,
                    Incorporated conference call. Today's call is being recorded.


                    At this time for opening remarks and introductions I will turn the call over to the Chairman, President, and Chief Executive Officer, Mr. Joe Sanderson. Please go ahead sir.

Joe Sanderson:      Thank you. Good morning and thank you for joining
                    us today. I'd like to welcome you to Sanderson Farms Fourth
                    Quarter and Year End conference call with shareholders, analysts, and investors.

                    With me on the call today is Mike Cockrell, Chief Financial Officer of Sanderson Farms, and Lampkin Butts, our Vice President of Sales.

                    The purpose of this call is to review financial results and operating trends reflected in the fourth fiscal quarter and the year ended October 31, 2003.

                    We issued a news release this morning announcing net earnings of $20.5 million or $1.55 per fully diluted share for our fourth fiscal quarter of 2003.


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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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                    During the fourth quarter of fiscal year 2002 we earned $6.5 million or 49 cent per diluted share which included 11 cents per diluted share for the company share of the partial settlement of class action lawsuits against vitamin suppliers and a methionine supplier for over charges.

                    For the year ended October 31, 2003 we reported net income of $54.1 million or $4.12 per diluted share which included $7.6 million or 58 cents per diluted share for recoveries under the vitamin lawsuits.

                    For fiscal 2002 we reported net income of $28.8 million or $2.15 per diluted share which included $3.1 million or 23 cents per diluted share for vitamin recoveries.

                    Each of you should have received a copy of the release and the accompanying financial summary.

                    I'll begin the call with some brief comments about general market conditions and the company's operations. I will then turn the call over to Mike for a more detailed account of financial results.

                    Before we make any further comments I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:      Thank you Joe. Good morning and happy holidays to everyone.
                    Before we begin the call this morning I need to caution you that the call will contain forward-looking statements about the business, financial condition, and prospects of the company.

                    All forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995 and are

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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                    made based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                    The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.

                    These risks and uncertainties are described in Item 7 of the most recent Annual Report on Form 10-K and in the MD&A and Financial Conditions and Results of Operations found in Item 2 of Part 1 of the Quarterly Report on Form 10-Q filed with the SEC in connection with our third fiscal quarter ended in July.

                    Our Form 10-K for the year ended October 31, 2003, will be filed with the SEC before the end of this month.

Joe Sanderson:      Thank you Mike. Our financial and operating results for the fourth fiscal quarter continue to reflect solid operating performance for Sanderson Farms and completed a record year for our company.

                    Our fourth quarter net earnings of $1.55 per fully diluted share compared to 38 cents for the same quarter last year and set a record for quarterly earnings for the company.

                    The quarter contributed to annual earnings from operations of $3.54 per share -- also a record. Our earnings were achieved on net sales of $872.2 million -- another record.

                    I must pause now and say how very proud I am of the people of Sanderson Farms who contributed to this very successful year. Everyone associated with


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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
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                    this company -- our board, managers, employees, and our
                    contract producers -- worked tirelessly over the last decade to execute a growth plan that tripled the size of this company.

                    Fiscal 2003 was in many ways a validation of that growth plan and our marketing strategy as we saw Sanderson Farms this past year operating at the top of our industry and most importantly creating greater value for our shareholders.

                    Market prices for all poultry products were higher during our fourth quarter when compared to our fourth quarter last year. The average Georgia dock fryers during our fourth quarter was 7.8% higher than last year's fourth quarter and was 2.4% higher for our 2003 fiscal year when compared to last year.

                    Bulk leg quarter prices increased 67-1/3% for the quarter compared to last year's fourth quarter and increased 12.8% for the year. Boneless breast meat prices during our fourth quarter were higher by 26.5% when compared to the fourth quarter a year ago and were 17-1/4% higher for the year.

                    And finally wing prices during our fourth fiscal quarter averaged 71.15 cents per pound, up 47.9% from the average of
                    48.11 cents during last year's fourth quarter and up 7-1/3% for the year.

                    All this said our average sales price for poultry products during fiscal 2003 was over 3 cents a pound above last year increasing 6% for the year ended October 31, 2003, when compared to the year ended October 31, 2002.

                    These higher prices more than offset higher grain costs. And our bottom line operating performance for the year improved on the strength of our operating performance, our sales mix, and volume increases.


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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
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                    Market prices for corn during our fourth quarter were down
                    10% when compared to the fourth fiscal quarter of last year but were 6.9% higher during fiscal 2003 compared to fiscal 2002.

                    Soybean meal market prices for the fourth quarter this year were higher than the same quarter a year ago rising 17.3% and were 11.2% higher than last year for the full year.

                    Current soybean meal prices are up substantially compared to a year ago and we expect these higher prices to continue for the foreseeable future.

                    Based on current pricing and the pricings we have been able to lock in we expect feed grain prices will cost the company more during fiscal 2004 compared to fiscal 2003.

                    However given the volatility and uncertainty in the grains markets -- particularly the soybean meal market -- we cannot predict with certainty at this time what those higher costs will be.

                    We're obviously pleased that our operating performance has continued to improve. Our plant costs decreased during fiscal 2003 compared to fiscal 2002 on volume increases and plant efficiency improvements. Live grow out also performed exceptionally well during fiscal 2003.

                    Just as we did at the beginning of fiscal 2003 we have identified opportunities in our plants and live grow out and in sales that we will work to capture during fiscal year 2004. And we expect our overall operating performance to continue to improve.


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                                                       Moderator:  Joe Sanderson
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                    Our sales program experienced a surge in momentum during the second half of fiscal 2003. And we will work hard to carry that momentum into 2004.

                    We also intend to support that momentum with a renewal of our fresh chicken advertising program in all of our markets beginning in January 2004. This advertising program will cost approximately $12 million during fiscal 2004.

                    Looking ahead we remain confident that we will continue to improve both our operating performance and our sales execution. In particular we still have work to do in the area of sales in our foods division to reach our goals there. And we will continue to seek new efficiencies in those operations.

                    Also we have identified sales and operating opportunities in all areas of our business that if realized would allow us to partially offset known increased costs we will experience from grain price increases and the renewal of our advertising program.

                    As we have previously reported and talked about on each call this year we converted our Hammond, Louisiana plant from a small bird plant to a larger bird during the late fall of 2002.

                    During fiscal 2004 we will complete the conversion of our Hammond facility to a big bird plant processing a bird similar in size to our Laurel and Hazlehurst, Mississippi plants.

                    The additional pounds provided in that conversion together with the annualization of the additional pounds generated as a result of the additional head processed at our Collins, Mississippi, facility -- which began in May of 2003 -- will result in an increase in pounds produced during fiscal 2004 compared to fiscal 2003 of approximately 4%.

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
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                    Just as it is difficult to predict with certainty where
                    grain prices will settle for the year the same can be said for the chicken market. It is encouraging to note however that the Georgia dock price has moved up each of the last three weeks and currently stands at 69 cents per pound. This same week a year ago the Georgia dock price was 61-1/4 cents per pound.

                    The Georgia dock prices of course are only part of the story. But to have three consecutive weeks of upward movement in the Georgia dock during the middle of the holiday season is encouraging.

                    Based on excess and breeder placements the USDA is projecting only a modest increase in production during 2004. And the supply and prices of competing meats is expected to have a favorable impact on the chicken market.

                    As I stated at the beginning of the call fiscal 2003 was a record year for our company. I'm proud of Sanderson Farms and of our demonstrated ability to leverage our recent growth into value for our shareholders.

                    Those of you who know us and have followed us for some time know however that it is not our nature to stand still. We will work during 2004 to realize more efficiency, capture new customers and markets, and find additional ways to create value for our owners who have demonstrated confidence in us.

                    At this point I would like to turn the call over to Mike, Chief Financial Officer.

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
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Mike Cockrell:      Thank you Joe. As Joe said we continue to be pleased with
                    our financial performance during the fourth fiscal quarter. Net sales for the quarter totaled $254.7 million. That's up from $201 million for the same quarter during fiscal 2002.

                    This improvement reflects the higher market prices of chicken as described by Joe and an increase in the pounds of poultry products sold of 6.9%. And that increase resulted primarily from increased live weights compared to our fourth quarter of fiscal 2002.

                    The $1.55 per share earned during the quarter compares to 49 cents earned during last year's quarter and as Joe said resulted in net earnings of $4.12 for the year compared to $2.15 during last year.

                    For the fiscal year net sales totaled $872.2 million, a 17.3% increase over $743.7 million for fiscal 2002. Cost of sales for the year increased 11.8% compared to a year ago and totaled $741.4 million.

                    While the average sales price for poultry products during fiscal 2003 was up 6% compared to a year ago the average cost per pound in our poultry business increased under 1%.

                    Our cost of sales for the three months ended October 31, 2003, as compared with the same three months a year ago increased 14.4%. This is the result of an increase in the pounds of poultry products sold of 6.9% for the fourth quarter compared to the same quarter a year ago.

                    As Joe already mentioned corn and soybean meal cash market prices were up 6.9% and 11.2% respectively for the full year ended October 31, 2003.

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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                    SG&A expenses for fiscal 2003 were up $9.8 million compared to fiscal 2002. This increase was primarily due to higher expenses associated with the company's employee incentive plan and increased contributions to the ESOP and an increase in certain marketing costs.

                    While the cost associated with our employee incentive plans were up during fiscal 2003 I am pleased to report that the company met both its earnings per share target and most of our operational goals necessary for our employees to earn top bonuses for fiscal 2003.

                    Also our board of directors voted in October to contribute a record amount to our ESOP which benefits all of the employees of Sanderson Farms. This contribution was made during October and is reflected in our 2003 results.

                    The company's operating income for the year increased $40.5 million to $90.5 million. This operating margin reflects continued strong operating performance of our chicken business and continued steady profitability of our prepared foods division.

                    Our operating margin of over 10% compares to an operating margin of just under 7% a year ago.

                    At the end of our fiscal year our balance sheet reflects stockholders equity of $197.1 million, net working capital of $82.2 million, and a current ratio of 2.3 to 1.

                    Our total debt at year end was $26 million and our debt to cap ratio was 11.6% as of October 31, 2003. Our net debt totaled only $4 million resulting a net debt to cap of 2%.


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                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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                    Our cash flow since year end has remained strong and our net debt to cap today is 0.

                    For the year we reduced long term debt by over $28 million. We spent almost $5.2 million buying back stock and we paid $6.5 million to our shareholders in a special dividend.

                    In light of our strong cash flow during fiscal 2003 our board of directors declared that special dividend of 50 cents a share and it was paid in October. They also voted to increase our regular quarterly dividend from a dime per share to 12 cents per share.

                    For fiscal 2003 our interest expense was $2.5 million or a 32-1/2% decrease from the $3.7 million paid in interest during fiscal 2002 and reflects both lower interest rates and lower outstanding debt.

                    During fiscal 2003 we spent approximately $23.5 million on planned and capital projects. Of that total $5 million was related to the conversion of our Hammond, Louisiana, facility to a larger bird plant during our first fiscal quarter as Joe explained.

                    We expect that our capital expenditures during fiscal 2004 will be approximately $27.3 million and will be funded by internally generated working capital and cash flows from operations.

                    This $27.3 million includes approximately $8.4 million in operating leases and just over $4 million to begin construction of a new general office complex in Laurel.

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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                    Without operating leases and the new general office building our capital budget would be a maintenance level budget of approximately $15 - $17 million.

                    Our depreciation and amortization during fiscal 2003 totaled $24.5 million and we expect approximately $26 million for fiscal 2004.

                    As Joe already discussed we expect to experience higher costs for feed grains during fiscal 2004 compared to 2003. And we'll also experienced higher advertising costs during the current year as we renew our advertising program.

                    However we have also identified cost savings and sales opportunities that have realized and should partially offset these higher costs.

                    Furthermore while circumstances can always change we believe the fundamentals affecting the chicken market are such that we are comfortable with the annual earnings estimate for fiscal 2004 of $3.00 per share although we will continue our practice of not commenting on quarterly performance.

                    That's the end of our prepared remarks. And we'll now open the call up for questions if there are any.

Operator:           Thank you gentlemen. The question and answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the digit 1 on your telephone key pad.

                    If you are using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment.

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
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                    Again that is star 1 to ask a question. And we'll pause for just a moment to assemble our roster.

                    And our first question comes from (Richard Diamond) of Inwood Capital Partners.

(Richard Diamond):  Good morning gentlemen.. This is sort of big picture question. I understand that the Russians are dramatically increasing poultry production with the idea of becoming self-sufficient over time. At what point does this become an issue for the U.S. poultry producers?

Joe Sanderson:      This is Joe. I think it's down the road. I think their
                    capacity to increase production is limited. While their percentages would be large their current production is very small of the demand we believe is there.

                    And we believe there will be more demand going forward as the Russian economy evolves. So I think that is way out in the foreseeable future.

                    One of the things that would hold them back though that be a stated goal is the availability of grain and feed stuffs for their animals.

(Richard Diamond):  Would you consider a joint venture in investments in Russia to participate in the growth in Russia?

Joe Sanderson:      No. No. We like where we do business now.

(Richard Diamond):  Okay. thank you very much.

Joe Sanderson:      Thank you.

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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Operator:           And our next question comes from (John Bierbusse) of AG
                    Edward.

(John Bierbusse):   Gentlemen good morning.

Joe Sanderson:      Good morning (John).

Mike Cockrell:      Good morning.

(John Bierbusse):   A couple items. Mike you mentioned on the tonnage side that the fourth quarter -- if I have this correctly -- was plus
                    6.9%.

Mike Cockrell:      That's correct.

(John Bierbusse):   And for the year it would be...

Mike Cockrell:      Hold on just a moment.

(John Bierbusse):   Thank you.

Mike Cockrell:      Ten point one nine percent.

(John Bierbusse):   Ten point two percent?  Okay.

Mike Cockrell:      Right.

(John Bierbusse):   Okay. Very good. Great. Can you quantify how much the fourth quarter's SG&A was affected by employee bonus compensation issues? It was a number that's a little higher than it normally would have been on sort of a rolling basis.

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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Mike Cockrell:      Yeah the bonus accrual during the fourth quarter was up
                    substantially compared to the fourth quarter a year ago
                    (John).

(John Bierbusse):   Okay.

Mike Cockrell:      Yeah we were up a million dollars a month. For the year it was up a little over $4 million.

(John Bierbusse):   Okay.

Mike Cockrell:      That's on the employee incentive program.

(John Bierbusse):   Right. Got you. Okay. Good. So perhaps you could comment on the sales trends in prepared foods?

Joe Sanderson:      Sales for the year were up approximately 25% (John). And it was sales that we had anticipated if you remember in the summer of 2002 that really didn't come in until our first quarter of last year.

(John Bierbusse):   Right.

Joe Sanderson:      It's basically the same type of proprietary products we've been developing up there for the restaurant business.

(John Bierbusse):   Got you. Okay. What is your overall outlook for protein
                    supplies for the next quarter or two? And specifically do you think that beef is giving you - or giving the industry rather a fair amount of cover on price?

Joe Sanderson:      I do indeed. And very little doubt in my mind about that.
                    The Georgia dock is about where it was in August and September. Boneless breast prices are a


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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
                                                            Confirmation #325166
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                    good bit higher than they were a year ago. Dark meat and
                    wing prices today are substantially higher than they were a year ago.

                    And I think the resumption of normal exports -- not extraordinary just normal exports -- significant amount of that being Russian as well as the price of beef and the short supply of beef without a doubt is positively affecting our market prices.

                    We kind of think that's going to hold for the next couple of quarters. We don't see a significant change in the supply of beef anytime soon frankly.

(John Bierbusse):   Got you. Okay. very good. Thanks very much gentlemen.

Joe Sanderson:      Thank you.

Mike Cockrell:      Thank you (John).

Operator:           And our next question comes from (Richard Frari) of Delhi
                    Management.

(Richard Frari):    I was just looking at your operating margin and I know
                    you've given some indication that that could get squeezed a little. But what do you think you can do from this point forward? Can you sustain something above 10%?

Joe Sanderson:      You know we are comfortable with the estimate of $3.00 a
                    share for the year. We think it appears right now that market prices could very well offset grain price increases at the present time.

                    So I don't know what percentage that is but we do not believe that 2003 was an extraordinary year. And what I mean by that is it was not a year of peak prices.

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                                                           SANDERSON FARMS, INC.
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                                                            12-09-03/10:00 am CT
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                    If you look at graphs of the values of the primary products and add the Georgia dock to it, if you look at boneless breasts, if you look at wings, dark meat, they were not exceptionally high.

                    The Georgia dock on the other hand was relatively high when you look at it compared to the Georgia docks of the last five years.

                    So yes we believe we can - we're looking at the opportunity for another good year.

(Richard Frari):    All right. Thank you.

Operator:           We will now go to (Alex Leadlong) of (Key Colony Funds).

(Alex Leadlong):    Hey guys. All my questions have been asked. Great quarter
                    and have a great holiday.

Joe Sanderson:      Thank you sir.

Mike Cockrell:      Thank you (Alex).

Operator:           Again it's star 1 to ask a question. And our next question comes from (Eric Fill) of (Taza Capital).

(Eric Fill):        Yeah I just wondered in terms of feed costs how much higher feed costs are you sort of budgeting at this point for next year in terms of percentage or however you want to look at it?


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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
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Joe Sanderson:      Well, you know, we don't really kind of budget that. We - it appears that soybean meal is looking like at least for part of the year where it'll be up $75 to $100 a ton. Corn on the other hand looks like it may be a 25 to 35 cents a bushel.

                    But we don't - we do not necessarily believe that's going to happen for the full year. We think there may be a bubble between November and the summer. And the influence on that will be the South American crop and Chinese imports of American soybeans.

                    We're looking at an increase through perhaps our first two or two and a half quarters that we believe that the market for our products we'll probably address and deal with.

                    I don't know what percentage we'd be looking at. But it's substantial. But right now it appears that it would be a little bit - you know, last year on our call for the year we reported - we anticipated grain costs being up $16 - $17 million for the year. And they were that.

(Eric Fill):        Right.

Joe Sanderson:      Right now we just don't feel comfortable - it's more
                    volatile and there's more uncertainty right now. So we don't know the answer to that question.

(Eric Fill):        What were your average soy meal costs last year per ton?

Joe Sanderson:      I don't have it right here in front of me. But we can - if you'll call Mike afterwards we'll give them to you.

Mike Cockrell:      (Eric) it was up ...

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Joe Sanderson:      You've got the percentage? All I have is the percentage.

Mike Cockrell:      (Eric) we'll be looking for that number while we answer the other question. But as Joe said, you know, last year we had a little better visibility at this time and we were able to throw a number out there that turned out to be, you know, right on.

                    We just didn't feel comfortable at this time as Joe said because of the volatility.

(Eric Fill):        I can understand that.

Joe Sanderson:      But if we went out and booked - I do know what a number is because we went out and booked - and that would be from $20
                    - $25 million if we went out and booked everything on market prices through the fiscal year.

(Eric Fill):        Based on price ...

Joe Sanderson:      That would be a combination of prices we've been able to
                    lock in ...

(Eric Fill):        So far.

Joe Sanderson:      Which - and if we price it out - the rest of it on the
                    current markets it would be $20 - $25 million above a year ago - above 2003.

(Eric Fill):        Okay.

Mike Cockrell:      And soybean meal prices alone were up a little over 11% --
                    11.24% -- for the year (Eric) and 17.3% for the quarter if that answers your question.

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(Eric Fill):        Yeah that's helpful.

Mike Cockrell:      Okay. And I know (John Bierbusse) will observe this for me later when he calls. But that number will be in our 10-K.
                    And we'll have all the detail of that when the 10-K is filed on December 30.

(Eric Fill):        Okay. And another caller asked about the Russian market
                    increasing production. But obviously the American market is more important. What have you been seeing in terms of, you know, excess and do you have any concern about, you know, a greater supply in chicken overall?

Joe Sanderson:      Well if you look at the numbers we look at we look at
                    breeder placements first. And those appear to be flat with a year ago. That tells you that there's no fundamental expansion or contraction going to occur.

                    We would expect to see 1 - 2% - I would lean - if I were planning I'd plan on 2% additional production both in head and in pounds for our fiscal 2004.

(Eric Fill):        Great.

Joe Sanderson:      And when I - you know, at this time with normal exports and beef prices and an improving economy and maybe people spending a bit more eating out, we think we're in - the market is in good shape.

(Eric Fill):        Fair enough. Okay.  Thank you so much.

Joe Sanderson:      Thank you.

Mike Cockrell:      Thanks (Eric).

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                                                           SANDERSON FARMS, INC.
                                                       Moderator:  Joe Sanderson
                                                            12-09-03/10:00 am CT
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Operator:           Again it is star 1 to ask a question. And we will go (Jill
                    Evans) of (Alpine Mutual).

(Jill Evans):       Thank you very much. I just have two questions. The $3.00
                    forecast for next year what are you assuming on pricing - or what kind of assumptions are baked into that number so we can gauge whether we believe there's upside to that number or not.

Joe Sanderson:      Well that is an analyst - that is (John Bierbusse)'s model.
                    And - what are you showing me here? Is this his or mine?

(Jill Evans):       Oh I didn't realize that.  So you're confirming an analyst's report.

Joe Sanderson:      We're confirming an analyst's projection.

Mike Cockrell:      Yeah and we don't have a practice of putting out a number.
                    We do express comfort when we have comfort with the estimate that's out there. And that's what we've done this morning.

(Jill Evans):       Oh okay. That's a good clarification. I thought that was
                    your official number. I mean, do you have those assumptions?
                    Because I'm not aware of his assumptions.

Joe Sanderson:      We do not.

Mike Cockrell:      We do not.


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(Jill Evans):       Okay. okay. And then my other question was on the dividend and the cash flow. It certainly seems like with zero debt and attractive free cash that you can afford a lot more than 12 cents a share.

                    I'm wondering if you're re-evaluating the dividend policy considering the new dividend tax laws or kind of how are you looking at the dividend strategy here?

Joe Sanderson:      Well we will do that with - we did it this past year based on - the 12 cents is per quarter.

(Jill Evans):       Right.

Joe Sanderson:      And it's a 48 cent dividend for the year. And the special
                    dividend was on top of that.

                    We will look at that at the end of the year and see where we are with our capital expenditures. We frankly - yes if we don't spend any more capital I would think and have the year that we had we understand the tax laws and all of us own shares just like our outside shareholders.

                    And we would certainly consider that. It depends on our capital needs and earnings and so forth. We'll make that decision in October.

(Jill Evans):       Okay so it's not something that you would address on a
                    quarterly basis?

Joe Sanderson:      No. No.

(Jill Evans):       Okay.

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Joe Sanderson:      Not at this time.

(Jill Evans):       Okay. Well that's good information. Great. Thank you very
                    much and congratulations. Good quarter.

Mike Cockrell:      Thanks (Jill).

Operator:           Our next question comes from (Gerald Hannis) of (Philly
                    Incorporated).

(Gerald Hannis):    Yeah. That just made me wonder - what was (Bierbusse)'s
                    assumption for 2003?

Joe Sanderson:      The one we just completed?

(Gerald Hannis):    Right.

Joe Sanderson:      Two eighty?

Mike Cockrell:      Two eighty six.

Joe Sanderson:      Two eight six ...

Mike Cockrell:      For the year you mean?  What his estimate was?

(Gerald Hannis):    Yes.

Joe Sanderson:      Yes. Two eighty six.

(Gerald Hannis):    Congratulations guys.


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                                                           SANDERSON FARMS, INC.
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Joe Sanderson:      Thank you (Gerald).

Mike Cockrell:      Thank you.

Operator:           Gentlemen there appear to be no further questions. I'll turn the call back over to you.

Joe Sanderson:      Thank you for spending time with us this morning. On behalf of everyone at Sanderson Farms we wish you all a very happy holiday season and a happy and peaceful New Year.

                    We're excited about the opportunities and challenges we'll be given the opportunity to address during fiscal 2004. And we look forward to reporting our results to you. Thank you.

Operator:           This concludes today's conference. We thank you for your
                    participation. You may disconnect at this time.


                                       END